UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2012

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 11, 2012, the Board of Directors of Spire Corporation (the “Company”) authorized management to file an application to transfer the listing of the Company's common stock from The Nasdaq Global Market to The Nasdaq Capital Market. On January 18, 2012, the Company was notified by The Nasdaq Stock Market (“Nasdaq”) that Nasdaq had approved the Company's transfer application. Accordingly, the Company's common stock will begin trading on The Nasdaq Capital Market at the opening of the market on Friday, January 20, 2012.

The Company's common stock will continue to trade under the symbol “SPIR” and trading of the Company's stock will be unaffected by this change. The Nasdaq Capital Market is one of the three market tier designations for Nasdaq-listed stocks. All companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on The Nasdaq Global Market.

The transfer to The Nasdaq Capital Market closes the previously disclosed matter related to the Company's failure to comply with minimum market value of publicly held shares requirement for continued listing on The Nasdaq Global Market.

As previously disclosed, the Company is currently not in compliance with Nasdaq's minimum bid price rule, which requires the bid price of the Company's common stock to be at least $1.00 per share. The Company has until June 27, 2012 to regain compliance with the minimum bid price rule. To do so, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to that date. If compliance with the $1.00 bid price requirement cannot be demonstrated by June 27, 2012, the Company may be eligible for an additional 180-day period to regain compliance with the minimum bid price rule. The additional compliance period would be applicable if, at that time, it meets the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and it provides written notice to Nasdaq of its intention to cure the bid price deficiency during the second compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: January 18, 2012	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer